Filed Pursuant to Rule 424(b)(3)

Registration No. 333-145335

Prospectus Supplement to Prospectus dated September 11, 2007

Satcon Technology Corporation

1,818,187 Shares of Common Stock

This prospectus supplement updates the prospectus dated September 11, 2007 relating to the offer for sale of up to an aggregate of 1,818,187 shares of common stock of Satcon Technology Corporation by the selling stockholders identified in the prospectus and this prospectus supplement, and any of their pledgees, donees, transferees or other successors in interest.

We are providing this prospectus supplement to update the table in the prospectus under the caption “Selling Stockholders” to reflect a transfer of a warrant to purchase 45,454 shares of common stock, from Option Opportunities Corp. to OTA LLC.  The amounts set forth below are based upon information provided to us by the selling stockholder (or its representatives), or on our records, and are accurate to the best of our knowledge.  Unless we indicate otherwise, the information in this prospectus supplement is as of January 20, 2011.

	Number of Shares of Common Stock Beneficially Owned as of	Number of Shares of Common Stock		Number of Shares of Common Stock to be Beneficially Owned After Offering (2)
Name of Selling Stockholder	1/20/11 (1)	Being Offered		Number	Percentage (3)

Option Opportunities Corp.	N/A	0		N/A	N/A
OTA LLC (4)	45,454	45,454	(5)	0	*

*          Less than 1%.

(1)       Includes shares issuable upon exercise of warrants that are exercisable within 60 days of January 20, 2011.

(2)                      We do not know when or in what amounts a selling stockholder may offer shares for sale. The selling stockholders may not sell any or all of the shares offered by the prospectus or this prospectus supplement. Because the selling stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by the prospectus or this prospectus supplement will be held by the selling stockholders.

(3)                      For each selling stockholder, this number represents the percentage of common stock to be owned by such selling stockholder after completion of the offering, based on the number of shares of common stock outstanding as of January 20, 2011 and assuming (i) exercise of any warrants that are exercisable within 60 days of January 20, 2011 owned by such selling stockholder and (ii) no options, warrants or other convertible securities held by other persons have been exercised or converted.

(4)                      Ira M. Leventhal has voting and investment power over securities held by OTA LLC.  OTA LLC is a registered broker-dealer and, accordingly, is an “underwriter” within the meaning of the Securities Act of 1933, as amended, with respect to the 45,454 shares of common stock being offered by it hereunder.

(5)                      Represents shares of common stock issuable upon exercise of a Warrant C issued in July 2007. These warrants have an exercise price of $1.815 per share and may be exercised at any time through July 17, 2014.

This prospectus supplement is not complete without the prospectus dated September 11, 2007, and we have not authorized anyone to deliver or use this prospectus supplement without the prospectus.

The date of this prospectus supplement is January 24, 2011.